Exhibit 99.1

11755 Wilshire Blvd., 20th Floor

Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS RECORD REVENUE OF $765

MILLION IN 2006 VERSUS $521 MILLION FOR 2005

Fourth Quarter 2006 Revenue Totals a Record $257 Million versus $146 Million in the Prior Year Period

Fourth Quarter Adjusted Earnings Per Share Increases to $0.29 versus $0.09 in the Prior Year Period; GAAP Earnings Per Share for the Fourth Quarter Increases to $0.18 versus $0.02 in the Prior Year Period

LOS ANGELES, Calif. (February 26, 2007) – Abraxis BioScience, Inc. (NASDAQ:ABBI), an integrated, global biopharmaceutical company, today reported financial results for the full year and fourth quarter ended December 31, 2006.

Total revenue increased 47 percent in 2006 to a record $765.5 million from $520.8 in 2005. Revenue for company-wide, hospital-based products reached a record $584.4 million in 2006, a 52 percent increase from the prior year. Annual 2006 ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) revenue increased to $174.9 million versus $133.7 million in 2005. Fourth quarter total revenue increased to $257.1 million from $145.6 million in the same period of 2005.

The company posted adjusted net income per diluted share, which excludes merger-related items and non-cash stock compensation expense, as follows:

	Q4 2006	Q4 2005	Full Year 2006	Full Year 2005
Adjusted Net Income (millions)	$46.7	$14.8	$121.7	$59.4
Per diluted share	$0.29	$0.09	$0.77	$0.37

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the company reported net income as follows:

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Page 2 - Abraxis 2006 Full Year and Fourth Quarter Financial Results

	Q4 2006	Q4 2005	Full Year 2006	Full Year 2005
Net Income / (Loss) (millions)	$28.4	$2.6	$(46.9)	$17.7
Per diluted share	$0.18	$0.02	$(0.30)	$0.11

The attached table provides additional information regarding the basis for the adjusted net income per diluted share calculation and the rationale for providing such information may be found toward the end of this document.

“Last year was a very important year for Abraxis,” said Patrick Soon-Shiong, M.D., chairman and chief executive officer of Abraxis BioScience. “In addition to achieving our highest revenues to date, we made strategic acquisitions that enhanced our product offerings and manufacturing capabilities; defined our divisions enabling each to capitalize on strategic opportunities and operate more efficiently; and, continued to drive sales of ABRAXANE while advancing our clinical programs. As we explore additional partnerships and other strategic opportunities, we believe 2007 will prove to be another important year in the evolution of Abraxis.”

Segment Reporting

Abraxis BioScience is comprised of Abraxis Pharmaceutical Products, Abraxis Oncology and Abraxis Research. Beginning in the fourth quarter of 2006, the company re-aligned its segment presentation to better reflect how the business is managed. Abraxis intends to continue to report its business in two segments: Abraxis BioScience (ABI) representing the combined operations of Abraxis Oncology and Abraxis Research; and Abraxis Pharmaceutical Products (APP), representing the hospital-based operations. ABI focuses primarily on the company’s internally developed proprietary products including ABRAXANE and its proprietary pipeline. APP manufactures and markets one of the broadest portfolio of injectable drugs including oncology, critical care and anti-infectives. The attached tables provide additional detail on segment reporting.

ABI Segment

ABRAXANE revenue for the full year increased 31 percent to $174.9 million, which includes $156.7 million of net sales, versus revenue of $133.7 million in 2005. Fourth quarter 2006 ABRAXANE revenue was $56.1 million, which includes $9.1 million in deferred revenue related to the AstraZeneca co-promotion agreement in the United States. ABRAXANE net sales in the fourth quarter of 2005 were $47.4 million.

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ABRAXANE continues to show a positive trend in market penetration for metastatic breast cancer. NDC data for January 2007 reports that ABRAXANE demand sales have increased by 33 percent in units versus January 2006. According to IMS, ABRAXANE experienced a 52 percent unit volume increase for the period of February 2006 to December 2006 versus the same period in the prior year. This compares favorably to Taxotere® and Taxol® with growth rates for that same period of -2 percent and +9 percent, respectively.

In the second line and second line plus metastatic breast cancer settings, market share for ABRAXANE was 28 percent and 43 percent, respectively. In these settings, ABRAXANE market share continues its positive trend and is taking market share from Taxotere® and Taxol®.

In January 2007, ABRAXANE received compendia listing for first-line use of ABRAXANE in metastatic breast cancer.

Full-year selling and marketing expenses increased to $80.0 million, or 44 percent of revenue, versus $52.8 million, or 39 percent of revenue in 2005. In the fourth quarter of 2006, selling and marketing expenses were $21.5 million versus $14.4 million in the prior-year period. The increase primarily reflects the ABRAXANE commission expense relating to the co-promotion agreement with AstraZeneca and the recent expansion and activities of Abraxis Oncology.

ABI segment gross margin for the full year 2006 and fourth quarter was 85 percent and 86 percent, respectively, including the recognition of deferred revenue under the AstraZeneca co-promotion agreement.

Research and Development (R&D) expense totaled $57.3 million for 2006 compared with $49.0 million in 2005. The increase was primarily due to the further development of ABRAXANE and other proprietary products in the pipeline.

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APP Segment

Hospital-based product revenue for the APP segment increased 51 percent to $583.2 million, including $103.7 million from the acquired AstraZeneca products, versus $385.1 million in 2005. Fourth quarter revenue increased 105 percent to $199.7 million versus $97.4 in the fourth quarter of 2005. Sales of the hospital-based business grew 33 percent in the fourth quarter 2006 versus the third quarter of 2006.

Full-year selling and marketing expenses increased to $13.8 million, or 2 percent of revenue, versus $12.0 million, or 3 percent of revenue in 2005. In the fourth quarter of 2006, selling and marketing expenses were $3.9 million versus $3.5 million in the prior-year period.

In the fourth quarter, the company received approval from the U.S. Food and Drug Administration for its Abbreviated New Drug Application (ANDA) for the combination drug Ampicillin and Sulbactam for Injection, 15g, USP, the generic equivalent of Pfizer Inc.’s, Unasyn®. Also in the fourth quarter, Abraxis launched Ondansetron Injection, USP, the generic equivalent of GlaxoSmithKline’s Zofran® Injection.

As announced in February, Abraxis closed on the acquisition of the Puerto Rico manufacturing facility from Pfizer and expects to begin commercial manufacturing from this site in the first half of 2007. The net purchase price for this facility was $32.5 million.

APP remained a market leader with 10 ANDA approvals in 2006. From 2001 to 2006, APP led the market with 55 approvals. Including the 31 ANDAs pending with the FDA, representing over $2.0 billion in annual branded sales, APP currently has over 60 product candidates in various stages of development.

Gross margin for the full year 2006 and fourth quarter was 56 percent and 58 percent, respectively, excluding product rights amortization associated with the AstraZeneca product purchase, reflecting strong margins on sales of new products.

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R&D expenses totaled $28.2 million for 2006 compared with $18.9 million in 2005. The increase was primarily due to expense associated with the transfer of products to the recently acquired Puerto Rico facility.

General and Administrative Expenses

Company-wide, full-year general and administrative (G&A) expenses, excluding selling and marketing expenses, increased to $93.0 million, or 12 percent of revenue, versus $66.4 million, or 13 percent of revenue in 2005. In the fourth quarter of 2006, G&A expenses were $34.6 million versus $21.6 million in the prior-year period. These increases are primarily due to increased compensation expense and professional fees related to the merger.

Clinical Development Update

Investigational New Drug (IND) applications were filed with the FDA for nab-docetaxel (ABI 008) and the mTOR inhibitor nab-rapamycin (ABI 009) in the fourth quarter of 2006.

In December 2006, data was presented at the 29th Annual San Antonio Breast Cancer Symposium (SABCS) from an interim analysis of a randomized, head-to-head Phase II trial of ABRAXANE versus Taxotere® (docetaxel) Injection Concentrate, in the first-line treatment of metastatic breast cancer. The interim analysis showed that first-line treatment with weekly ABRAXANE (100 and 150 mg/m2) increased tumor response rate by greater than 60 percent with less toxicity versus Taxotere (100 mg/m2) given every three weeks in patients with metastatic breast cancer. Although the data are not fully mature, the interim analysis showed that the ABRAXANE regimens currently have longer progression-free survivals than Taxotere dosed every three weeks. The company currently plans to present the final analysis of the data to the American Society of Clinical Oncology (ASCO) in 2007.

In January 2007, the Therapeutic Goods Administration (TGA) in Australia accepted for review the company’s marketing application for ABRAXANE for the treatment of metastatic breast cancer. This represented the second global regulatory filing for ABRAXANE to be accepted for review in a four-month period. A marketing authorization application also is currently under review with the European Medicines Agency (EMEA) for use of ABRAXANE in the treatment of breast cancer.

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The company continues to study the use of ABRAXANE in a variety of oncology settings and currently intends to focus its Phase III trials in first-line metastatic breast cancer, first-line non-small cell lung cancer (NSCLC) and melanoma by developing three Phase III superiority trials using weekly dosing schedules of ABRAXANE. Abraxis plans to initiate the worldwide head-to-head Phase III registration trial in the first half of 2007 comparing weekly ABRAXANE to every three week Taxotere for the treatment of first-line metastatic breast cancer. Special Protocol Assessments (SPA) for the design of these Phase III trials were submitted to the FDA in the first quarter of 2007. Initiation of the Phase III trials for NSCLC and melanoma are planned for the second half of 2007.

2007 Financial Guidance

For the full year of 2007, Abraxis is providing the following financial guidance estimates, which excludes effects of stock compensation:

•

APP segment hospital-based product net sales increase mid-teens from prior year with gross margins between 48 percent and 52 percent, excluding product rights amortization associated with the AstraZeneca product purchase;

•	ABRAXANE net sales between $285 million and $305 million;

•	Company-wide R& D expenses between $100 million and $110 million; and

•	Company-wide Selling, General and Administrative expenses, excluding ABRAXANE commissions, between $195 million and $205 million.

Conference Call Information

On Monday, February 26, 2007, the company will host a conference call with interested parties beginning at 8:30 a.m. PST/11:30 a.m. EST to review its results of operations for the full year and fourth quarter of 2006. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

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Non-GAAP Financial Measures

Adjusted net income per diluted share is a non-GAAP financial measure comprised of reported diluted earnings per share excluding the impact of merger-related purchase accounting, other direct merger and transaction-related costs, non-cash stock compensation expense, minority interests, non-cash amortization of acquired intangible assets. The company believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three- and twelve-month periods ending December 31, 2006 and December 31, 2005 is included with this press release.

About ABRAXANE

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding anticipated ABRAXANE revenue and sales, the clinical development plan for ABRAXANE and product candidates, financial guidance for 2007 and the timing of commercial manufacturing at the Puerto Rico facility. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, decision by regulatory authorities regarding whether and when to approve ABRAXANE or product

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Page 8 – Abraxis 2006 Full Year and Fourth Quarter Financial Results

candidates for various indications as well their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates, unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE, other products or product candidates, the need for additional data or clinical studies for ABRAXANE or product candidates, regulatory developments (domestic or foreign) involving the company’s manufacturing facilities, the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE, research and development associated with the nab technology platform, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the availability and pricing of ingredients used in the manufacture of pharmaceutical products, the ability to successfully manufacture products in a time-sensitive and cost effective manner, the acceptance and demand of new pharmaceutical products and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Taxol® is a registered trademark of Bristol-Myers Squibb Company.

Taxotere® is a registered trademark of Sanofi-Aventis.

Unasyn® is a registered trademark of Pfizer Inc.

Zofran® is a registered trademark of GlaxoSmithKline.

CONTACT (Investor and Media Inquiries):

Christine Cassiano

(310) 405-7417

# # #

Abraxis BioScience, Inc.

Consolidated Statements of Operation

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Hospital-based products
Anti-infective	$56,199	$40,681	$213,489	$169,818
Critical care	123,859	44,481	303,485	163,581
Oncology	17,051	12,212	57,983	51,084
Contract manufacturing	3,061	1	9,485	599

Total hospital-based products	200,170	97,375	584,442	385,082
Abraxane revenue	56,143	47,454	174,906	133,731
Research revenue and other	764	774	6,140	1,944

Net revenue	257,077	145,603	765,488	520,757
Cost of sales	96,342	60,068	307,512	227,235

Gross profit	160,735	85,535	457,976	293,522

Percent to total revenue	62.5%	58.7%	59.8%	56.4%
Operating Expenses
Research and development	24,593	18,711	96,891	68,896
Selling, general and administrative	60,044	39,440	186,789	131,237
Amortization of merger related intangibles	13,509	—	38,275	—
Merger-related in-process research and development charge	—	—	105,777	—
Other merger related costs	2,960	1,919	29,335	7,863
Equity (income) loss in Drug Source Company	(822)	6	(2,847)	(1,802)

Total operating expenses	100,284	60,076	454,220	206,194

Percent to total revenue	39.0%	41.3%	59.3%	39.6%
Income from operations	60,451	25,459	3,756	87,328
Percent to total revenue	23.5%	17.5%	0.5%	16.8%
Interest expense	(4,101)	(3,218)	(13,927)	(6,563)
Interest income and other	484	51	3,956	756
Minority interests	—	(7,083)	(11,383)	(25,875)

Income (loss) before income taxes	56,834	15,209	(17,598)	55,646
Income tax expense	28,385	12,568	29,299	37,989

Net income (loss)	$28,449	$2,641	$(46,897)	$17,657

Net income (loss) per common share:
Basic	$0.18	$0.02	$(0.30)	$0.11

Diluted	$0.18	$0.02	$(0.30)	$0.11

Weighted - average common shares outstanding:
Basic	159,198	158,269	158,937	157,694

Diluted	160,169	159,845	158,937	159,742

The composition of stock-based compensation included above is as follows:
Cost of sales	$168	$1,575	$2,668	$4,376
Research and development	2,438	335	5,767	930
Selling, general and administrative	6,322	3,998	15,473	11,103
Other merger related stock compensation	2,116	—	11,115	—

Total stock based compensation	$11,044	$5,908	$35,023	$16,409

Abraxis BioScience, Inc.

GAAP to Adjusted Net Income Reconciliation

(unaudited, in thousands, except per share amounts)

Adjusted Net Income and Adjusted Net Income per Diluted Share are defined as reported net income and reported diluted earnings per share excluding the impact of merger-related purchase accounting, other direct merger and transaction-related costs, non-cash stock compensation expense, minority interests, non-cash amortization of acquired intangible assets and other significant non-operating items. We believe that our presentation of non-GAAP measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for each of the three month periods ending December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 are as follows:

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Reported net income (loss)	$28,449	$2,641	$(46,897)	$17,657
Merger related items
In-process research and development charge	—	—	105,777	—
Sale of inventory written up to fair-market value	—	—	7,706	—
Intangible amortization	8,342	—	23,635	—
Stock compensation charge	1,307	—	6,864	—
Merger and transaction expense	521	1,258	11,251	5,156

Total merger related costs	10,170	1,258	155,233	5,156
Stock compensation (SFAS 123R)	5,513	3,841	14,763	10,666
Minority interests	—	7,083	11,383	25,875
Amortization of purchased product rights	2,537	—	5,075	—
Merger related income tax benefit	—	—	(17,884)	—

Adjusted net income	$46,669	$14,823	$121,672	$59,354

Adjusted net income per diluted share	$0.29	$0.09	$0.77	$0.37

Weighted - average common shares outstanding diluted	160,169	159,845	158,937	159,742

Reported net income (loss)	$0.18	$0.02	$(0.30)	$0.11
Merger related items
In-process research and development charge	—	—	0.67	—
Sale of inventory written up to fair-market value	—	—	0.05	—
Intangible amortization	0.05	—	0.15	—
Stock compensation charge	0.01	—	0.04	—
Merger and transaction expense	0.00	0.01	0.07	0.03

Total merger related costs	0.06	0.01	0.98	0.03
Stock compensation (SFAS 123R)	0.03	0.02	0.09	0.07
Minority interests	—	0.04	0.07	0.16
Amortization of purchased product rights	0.02	—	0.03	—
Merger related income tax benefit	—	—	(0.11)	—

Adjusted net income	$0.29	$0.09	$0.77	$0.37

Abraxis BioScience, Inc.

GAAP to Adjusted Pre-tax Income Reconciliation

(unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Reported pretax income (loss)	$56,834	$15,209	$(17,598)	$55,646
Merger related items — pretax
In-process research and development charge	—	—	105,777	—
Sale of inventory written up to fair-market value	—	—	12,480	—
Intangible amortization	13,509	—	38,275	—
Stock compensation charge	2,116	—	11,115	—
Merger and transaction expense	844	1,919	18,220	7,863

Total merger related costs — pretax	16,469	1,919	185,867	7,863
Stock compensation (SFAS 123R)	8,928	5,909	23,908	16,409
Minority interests	—	7,083	11,383	25,875
Amortization of purchased product rights	4,109	—	8,218	—

Adjusted pretax income	$86,340	$30,120	$211,778	$105,793

Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment

Three months ended December 31, 2006 and 2005

(unaudited, in thousands)

Abraxis BioScience is comprised of Abraxis Pharmaceutical Products, Abraxis Oncology and Abraxis Research. Beginning in the fourth quarter of 2006, the Company re-aligned its segment presentation to better reflect how the business is managed. Abraxis intends to continue to report its business in two segments: Abraxis BioScience (ABI) representing the combined operations of Abraxis Oncology and Abraxis Research; and Abraxis Pharmaceutical Products (APP), representing the hospital-based operations. ABI focuses primarily on the Company's internally developed proprietary products including Abraxane. APP manufactures and markets one of the broadest portfolio of injectable drugs including oncology, critical care, and anti-infectives. Prior year's segment information are recalssified to conform with the current year presentation. Information regarding these two segments is summarized below.

	Segment
	APP	ABI	Unallocated Costs(1)	Total
Three months ended December 31, 2006
Hospital-based products	$199,706	$464	$—	$200,170
Abraxane revenue	—	56,143	—	56,143
Research revenue and other	—	764	—	764

Net revenue	199,706	57,371	—	257,077
Cost of sales	83,973	8,091	4,278	96,342

Gross profit	115,733	49,280	(4,278)	160,735
Percent to total revenue	58.0%	85.9%		62.5%
Operating Expenses:
Research and development	10,075	12,080	2,438	24,593
Selling and marketing (2)	3,895	21,524	—	25,419
Equity (income) in Drug Source Company	—	(822)	—	(822)

Total operating expenses	13,970	32,782	2,438	49,190

Pre-tax segment operating income (3)	$101,763	$16,498	$(6,716)	$111,545

Percent to total revenue	51.0%	28.8%		43.4%
Depreciation and amortization	8,267	593	1,141	10,001
Capital expenditures	9,863	1,302	—	11,165

Three months ended December 31, 2005
Hospital-based products	$97,375	$—	$—	$97,375
Abraxane revenue	—	47,454	—	47,454
Research revenue	—	774	—	774

Net revenue	97,375	48,228	—	145,603
Cost of sales	50,832	7,661	1,575	60,068

Gross profit	46,543	40,567	(1,575)	85,535
Percent to total revenue	47.8%	84.1%		58.7%
Operating Expenses:
Research and development	4,901	13,475	335	18,711
Selling and marketing	3,463	14,427	—	17,890
Equity (income) loss in Drug Source Company	—	6	—	6

Total operating expenses	8,364	27,908	335	36,607

Pre-tax segment operating income (3)	$38,179	$12,659	$(1,910)	$48,928

Percent to total revenue	39.2%	26.2%		33.6%

Depreciation and amortization	3,336	425	171	3,932
Capital expenditures	9,275	—	—	9,275

Abraxis BioScience, Inc.

Consolidated Statements of Operating Highlights By Segment (continued)

Year ended December 31, 2006 and 2005

(unaudited, in thousands)

	Segment
	APP	ABI	Unallocated Costs(1)	Total
Year ended December 31, 2006
Hospital-based products	$583,201	$1,241	$—	$584,442
Abraxane revenue	—	174,906	—	174,906
Research revenue and other	—	6,140	—	6,140

Net revenue	583,201	182,287	—	765,488
Cost of sales	257,159	26,984	23,369	307,512

Gross profit	326,042	155,303	(23,369)	457,976
Percent to total revenue	55.9%	85.2%		59.8%
Operating Expenses:
Research and development	28,233	57,316	11,342	96,891
Selling and marketing (2)	13,769	80,015	—	93,784
Equity (income) in Drug Source Company	—	(2,847)	—	(2,847)

Total operating expenses	42,002	134,484	11,342	187,828

Pre-tax segment operating income (3)	$284,040	$20,819	$(34,711)	$270,148

Percent to total revenue	48.7%	11.4%		35.3%

Depreciation and amortization	23,451	2,129	3,256	28,836
Capital expenditures	29,922	67,895	—	97,817

Year ended December 31, 2005
Hospital-based products	$385,082	$—	$—	$385,082
Abraxane revenue	—	133,731	—	133,731
Research revenue and other	—	1,944	—	1,944

Net revenue	385,082	135,675	—	520,757
Cost of sales	201,026	21,833	4,376	227,235

Gross profit	184,056	113,842	(4,376)	293,522
Percent to total revenue	47.8%	83.9%		56.4%
Operating Expenses:
Research and development	18,925	49,041	930	68,896
Selling and marketing	12,033	52,766	—	64,799
Equity (income) in Drug Source Company	—	(1,802)	—	(1,802)

Total operating expenses	30,958	100,005	930	131,893

Pre-tax segment operating income (3)	$153,098	$13,837	$(5,306)	$161,629

Percent to total revenue	39.8%	10.2%		31.0%

Depreciation and amortization	12,777	1,447	1,149	15,373
Capital expenditures	47,647	1,085	—	48,732

(1)

Segment costs not allocated for the three months ended December 31, 2006 includes $4.1 million for the amortization of APP AstraZeneca purchase price and $0.2 million stock compensaton, both included in cost of sales and $2.4 million stock compensation included in research and development. For the three months ended December 31, 2005, $1.6 million in stock compensation was not allocated in cost of sales. Segment costs not allocated for the year ended December 31, 2006 includes $12.5 million merger costs, $8.2 million APP AstraZeneca purchase price amortization and $2.7 million stock compensation included in cost of sales and $5.3 million merger costs and $5.8 million stock compensation included in research and development. For the year ended December 31, 2005, $4.4 million stock compensation was not allocated in cost of sales and $0.9 million stock compensation was not allocated to research and development. Additionally, depreciation and amortization expense related to corporate activities are not allocated to the segments.

(2)

ABI segment selling and marketing expense in the fourth quarter of 2006 benefited from the reversal of accruals established in the second and third quarters for $3.0 million and $0.8 million, respectively. These reversals should have occurred in the third quarter.

(3)

General and administrative expense, merger related costs and amortization, interest income, interest expense and other, minority interest and income tax expense are not allocated to segments. See “Reconciliation of Operating Income By Segment to Condensed Consolidated Statements of Operation” included herein.

Abraxis BioScience, Inc.

Reconciliation of Operating Income by Segment to Consolidated Statements of Operations

(unaudited, in thousands)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Segment operating income from above:
APP Segment	$101,763	$38,179	$284,040	$153,098
ABI Segment	16,498	12,659	20,819	13,837
Segment costs not allocated	(6,716)	(1,910)	(34,711)	(5,306)

	111,545	48,928	270,148	161,629
General and administrative expense	(34,625)	(21,550)	(93,005)	(66,438)
Amortization of merger related intangibles	(13,509)	—	(38,275)	—
Merger related in-process research and development charge	—	—	(105,777)	—
Other merger related costs	(2,960)	(1,919)	(29,335)	(7,863)

Income from operations	60,451	25,459	3,756	87,328
Interest expense	(4,101)	(3,218)	(13,927)	(6,563)
Interest income and other	484	51	3,956	756
Minority interests	—	(7,083)	(11,383)	(25,875)
Income tax expense	(28,385)	(12,568)	(29,299)	(37,989)

Net Income (loss)	$28,449	$2,641	$(46,897)	$17,657

Abraxis BioScience, Inc.

Consolidated Condensed Balance Sheets

(Unaudited, in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$38,797	$28,818
Short-term investments	500	54,455
Accounts receivable, net of allowances for doubtful accounts	84,684	61,868
Inventories	218,280	175,282
Prepaid expenses and other current assets	15,570	13,553
Deferred income taxes	78,955	16,936

Total current assets	436,786	350,912
Property, plant and equipment, net	217,819	152,630
Investment in Drug Source Company, LLC	5,504	2,728
Intangible assets, net of accumulated amortization	738,440	892
Goodwill	401,600	—
Deferred income taxes, non-current	—	5,993
Non-current receivables from related parties	39	649
Other non-current assets, net of accumulated amortization	25,320	10,425

Total assets	$1,825,508	$524,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,471	$35,593
Accrued liabilities	61,428	39,364
Income tax payable	80,054	6,992
Deferred revenue	39,225	18,404
Minimum royalties payable	1,017	1,020
Amounts due to officer/stockholder	—	1,255
Notes payable	72,248	—

Total current liabilities	319,443	102,628

Deferred income taxes, non-current	142,563	—
Long-term debt	165,000	190,000
Long-term portion of deferred revenue	158,135	—
Other non-current liabilities	7,006	1,400

Total liabilities	792,147	294,028

Minority interests	—	162,061

Stockholders’ equity:
Common stock	166	165
Additional paid-in capital	1,085,196	71,240
Retained earnings	4,483	51,380
Accumulated other comprehensive income	1,257	1,629
Less treasury stock	(57,741)	(56,274)

Total stockholders’ equity	1,033,361	68,140

Total liabilities and stockholders’ equity	$1,825,508	$524,229